EXHIBIT (99)

The following tables present adjusted condensed financial information for the Company:

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2005	October 2, 2005	July 3, 2005	April 3, 2005	January 1, 2005	January 3, 2004	January 4, 2003	December 29, 2001
(In thousands)	(As Adjusted)	(As Adjusted) (Unaudited)	(As Adjusted) (Unaudited)	(As Adjusted) (Unaudited)	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)
ASSETS
Current assets:
Cash	$42,792	$48,581	$44,784	$29,209	$29,816	$20,116	$68,619	$5,882
Trade accounts receivable, net	230,527	338,578	268,078	241,179	212,063	175,514	148,915	166,105
Inventories	400,562	380,973	423,619	404,745	371,884	302,397	269,779	319,801
Deferred income taxes	3,229	2,924	3,865	2,158	10,607	11,897	7,620	20,652
Prepaid expenses and other current assets	29,471	43,611	35,399	33,859	23,838	30,523	24,937	34,474

Total current assets	706,581	814,667	775,745	711,150	648,208	540,447	519,870	546,914

Property, plant and equipment, net	315,721	316,226	316,246	322,461	322,890	303,234	332,009	356,285
Other assets	252,482	254,261	251,092	252,260	253,801	144,777	80,261	65,585

	$1,274,784	$1,385,154	$1,343,083	$1,285,871	$1,224,899	$988,458	$932,140	$968,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$207,275	$214,063	$172,722	$176,256	$190,422	$155,361	$146,969	$126,026
Short-term debt	2,689	10,132	14,975	20,359	18,190	4,088	7,253	6,187
Current maturities of long-term debt	2,067	2,048	2,024	6,990	6,938	5,000	5,000	39,271

Total current liabilities	212,031	226,243	189,721	203,605	215,550	164,449	159,222	171,484

Long-term debt, less current maturities	398,797	497,591	496,758	438,901	372,921	272,355	265,000	310,936
Deferred liabilities	83,116	87,166	93,019	85,858	84,637	64,277	63,419	57,144
Non-controlling interests	15,242	14,986	14,842	14,742	14,096	—	—	—
Stockholders’ equity	565,598	559,168	548,743	542,765	537,695	487,377	444,499	429,220

	$1,274,784	$1,385,154	$1,343,083	$1,285,871	$1,224,899	$988,458	$932,140	$968,784

EXHIBIT (99) continued

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Year-to-Date 52 Weeks Ended December 31, 2005	Fourth Quarter 13 Weeks Ended December 31, 2005	Third Quarter 13 Weeks Ended October 2, 2005	Second Quarter 13 Weeks Ended July 3, 2005	First Quarter 13 Weeks Ended April 3, 2005	Year-to-Date 52 Weeks Ended January 1, 2005	Year-to-Date 52 Weeks Ended January 3, 2004	Year-to-Date 53 Weeks Ended January 4, 2003
(In thousands, except share and per share data)	(As Adjusted)	(As Adjusted) (Unaudited)	(As Adjusted) (Unaudited)	(As Adjusted) (Unaudited)	(As Adjusted) (Unaudited)	(As Adjusted)	(As Adjusted)	(As Adjusted)
Net sales	$1,434,605	$354,632	$424,632	$342,099	$313,242	$1,298,252	$1,186,263	$1,164,328
Cost of goods sold	1,040,975	249,074	310,223	253,285	228,393	929,640	849,797	822,105

Gross profit	393,630	105,558	114,409	88,814	84,849	368,612	336,466	342,223

Selling, general and administrative expenses	311,070	79,866	84,501	73,186	73,517	270,304	246,912	235,810
Other - net	(1,874)	480	(1,006)	(1,023)	(325)	(7,215)	3,583	17,881

Operating income	84,434	25,212	30,914	16,651	11,657	105,523	85,971	88,532

Interest expense - net	39,154	9,817	10,383	10,065	8,889	30,843	29,663	30,246
Non- controlling interests	1,821	256	144	747	674	2,021	—	—

Income before income taxes	43,459	15,139	20,387	5,839	2,094	72,659	56,308	58,286

Provision (benefit) for income taxes	7,114	(2,355)	8,654	1,361	(546)	22,392	18,002	21,723

Net income	$36,345	$17,494	$11,733	$4,478	$2,640	$50,267	$38,306	$36,563

Net income per common share:
Basic	$1.10	$0.54	$0.35	$0.14	$0.08	$1.54	$1.18	$1.14
Diluted	$1.09	$0.53	$0.35	$0.13	$0.08	$1.53	$1.17	$1.13

Weighted-average common shares outstanding:
Basic	33,057,179	32,237,863	33,176,005	32,980,182	32,856,924	32,668,376	32,376,617	32,127,579
Diluted	33,293,900	33,239,330	33,380,966	33,540,238	33,195,681	32,897,559	32,726,472	32,269,813